Exhibit 99.1

AudioEye Acquires The Bureau of Internet Accessibility

The acquisition will provide BoIA customers an always-on approach to accessibility and strengthen AudioEye’s custom solutions

TUCSON, Ariz., March 10, 2022 /PRNewswire/ — AudioEye, Inc. (NASDAQ: AEYE), the industry-leading digital accessibility platform delivering website accessibility compliance to businesses of all sizes, today announced it has acquired The Bureau of Internet Accessibility (BoIA), a leading automated testing platform combined with a step-by-step guide for website owners and developers to fix accessibility issues. The acquisition is another positive step in AudioEye’s ongoing mission to eradicate all barriers to digital accessibility.

“BoIA’s impressive offerings teach developers and website owners how to remediate and maintain accessible content,” said David Moradi, CEO of AudioEye. “Together, we can help businesses address every aspect of accessibility in a scalable and sustainable way, so they continue to provide accessible experiences to all of their customers and build inclusive brands in our digital age.”

“We are excited to bring AudioEye’s technology and expertise to our customers, which range from Fortune 500 to mid-level companies across different industries, including retail, food and restaurant, transportation, and energy,” said Mark Shapiro, Founder and President of BoIA. “I started BoIA 21 years ago and have seen many different types of approaches to accessibility. During that time, I hadn't come across one that could simultaneously handle two critical angles necessary to make a true impact on the world. The first is helping brands deliver authentic accessible and inclusive experiences, addressing the needs of the community they intend to serve. The second is being able to do so consistently and at a true scale — across all digital properties and through ongoing website changes. AudioEye’s unique approach meets both criteria, and their continuous investment in research and development keeps them ahead of the curve.”

AudioEye, which manages tens of thousands of sites through a combination of technology and human expertise, provides an always-on approach with automated reporting and live insights into accessibility issues on sites. The real-time insights allow companies to solve accessibility errors as they occur and take proactive steps to reduce the impact on their customers. With BoIA’s in-depth manual auditing and reports, AudioEye will strengthen its human-led services and custom solutions that focus on issues automation alone cannot solve today.

Following the acquisition, BoIA’s staff will join AudioEye. For more details on services and benefits available to BoIA customers, please visit the AudioEye website.

About AudioEye, Inc.

AudioEye is an industry-leading digital accessibility platform delivering ADA and WCAG compliance at scale. By combining easy-to-use technology and subject matter expertise, AudioEye helps companies and content creators solve every aspect of web accessibility — from finding and resolving issues to navigating legal compliance, to ongoing monitoring and upkeep. Trusted by the FCC, ADP, SSA, Samsung, and others, AudioEye delivers automated remediations and continuous monitoring for accessibility issues without making fundamental changes to website architecture, source code, or browser-based tools. Join us on our mission to eradicate barriers to digital access, visit www.audioeye.com.

About the Bureau of Internet Accessibility (BoIA)
The Bureau of Internet Accessibility (BoIA) has been helping eliminate the accessibility digital divide since 2001. Its reports, tools and services have assisted thousands of organizations in improving, maintaining and proving the accessibility of their clients’ websites. With services that include self-help tools, audits, training, remediation, and implementation support, BoIA has the experience and expertise to ensure that your accessibility efforts are worthwhile and successful. Led by a strong management team with compliance, user interface design and software development expertise, BoIA is committed to making the World Wide Web accessible to everyone.

Corporate Contact:
AudioEye, Inc.
Dr. Carr Bettis, Executive Chairman

cbettis@audioeye.com

Investor Contact:

Matt Glover or Tom Colton

Gateway Investor Relations

AEYE@gatewayir.com

(949) 574-3860